Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
	Media Contact:	Lauren C. Steele VP – Corporate Affairs 704-557-4551
	Investor Contact:	Steven D. Westphal Senior VP – CFO 704-557-4456
FOR IMMEDIATE RELEASE	Symbol: COKE
October 26, 2007	Quoted: The NASDAQ Stock Market (Global Market)
Coca-Cola Bottling Co. Consolidated Reports Third Quarter 2007 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $5.3 million, or basic net income per share of $.58, in the third quarter of 2007 compared to net income of $4.9 million, or basic net income per share of $.54, in the third quarter of 2006. For the first nine months of 2007, the Company earned $21.6 million, or basic net income per share of $2.37, compared to net income of $14.6 million, or basic net income per share of $1.61, for the first nine months of 2006. The results for the first nine months of 2007 included after-tax expense of $1.6 million, or basic net income per share of $.18, related to the previously announced restructuring in the first quarter of this year.
J. Frank Harrison, III, Chairman and CEO, said, “Given the unprecedented increases in packaging and sweetener costs in 2007, we restructured our operations and focused on resource efficiency to drive down operating costs and to improve income from operations. Operating expenses decreased 0.4% in the third quarter of 2007 and 0.8% during the first nine months of 2007 as compared to the same periods in 2006. Operating expenses in the third quarter of 2007 and first nine months of 2007 included restructuring expenses of $.2 million and $2.6 million, respectively. This focus on operating expenses led to an improvement in income from operations of 12.4% in the first nine months of 2007 compared to the same period of 2006.”
William B. Elmore, President and COO, said, “In addition to our focus on resource efficiency, we introduced new products in the first nine months of 2007 and expect to introduce others in the fourth quarter, which should improve our overall competitive position in 2007 and beyond. In the energy drink category, we added BooKoo products from BooKoo Beverages in the second quarter and NOS® products from Fuze, a subsidiary of The Coca-Cola Company, in the third quarter. In the juice drink category, we added juice products from Fuze and V8 juice products from Campbell’s during the third quarter. In the enhanced water category, we added Dasani Plus earlier this year and anticipate adding glaceau’s Vitaminwater products to our portfolio beginning in early November. Finally, in the fast growing tea category, our gross margin increased by approximately 50% during the first nine months of 2007 as compared to the same period in 2006 as a result of significant growth of the Gold Peak and

Nestea product lines. We believe these additions considerably enhance our current portfolio of still beverages and will continue to improve our overall competitive position in the marketplace, especially in the convenience store channel.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s expectations related to the introduction of new products, including Vitaminwater, and the Company’s improved competitive position in the marketplace, especially in the convenience store channel.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 31, 2006 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2007	2006	2007	2006

Net sales	$367,360	$370,626	$1,095,359	$1,090,429

Cost of sales	212,148	213,237	619,366	619,325

Gross margin	155,212	157,389	475,993	471,104
Selling, delivery and administrative expenses	134,861	135,421	402,376	405,459
Amortization of intangibles	111	136	334	426

Income from operations	20,240	21,832	73,283	65,219

Interest expense	12,135	12,745	36,647	37,808
Minority interest	110	841	1,960	2,546

Income before income taxes	7,995	8,246	34,676	24,865
Income taxes	2,722	3,305	13,061	10,222

Net income	$5,273	$4,941	$21,615	$14,643

Basic net income per share:
Common Stock	$.58	$.54	$2.37	$1.61

Weighted average number of Common Stock shares outstanding	6,644	6,643	6,644	6,643

Class B Common Stock	$.58	$.54	$2.37	$1.61

Weighted average number of Class B Common Stock shares outstanding	2,480	2,460	2,480	2,460

Diluted net income per share:
Common Stock	$.58	$.54	$2.36	$1.61

Weighted average number of Common Stock shares outstanding — assuming dilution	9,144	9,123	9,140	9,120

Class B Common Stock	$.58	$.54	$2.36	$1.60

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,500	2,480	2,496	2,476